DIRECT STOCK PURCHASE PLAN FOR
                   EMPLOYEES OF SALIENT 3 COMMUNICATIONS, INC.
                              AND ITS SUBSIDIARIES




                                  Plan Document




                            Amended as of April 1998


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                           DIRECT STOCK PURCHASE PLAN
                 FOR EMPLOYEES OF SALIENT 3 COMMUNICATIONS, INC.
                              AND ITS SUBSIDIARIES


I. PURPOSE

     The purpose of the Direct Stock Purchase Plan for Employees of
Salient 3 Communications, Inc. and its Subsidiaries is to provide all directors and eligible employees of Salient 3 Communications, Inc. and its subsidiaries with the opportunity to purchase shares of the Company's Class B Common Stock in a manner that is both convenient and financially attractive. It is believed that participation in Company ownership through the Plan will be to the mutual benefit of both the Participant and the Company.

II. DEFINITIONS

     A. "Board of Directors" shall mean the Board of Directors of the Company.

     B. "Committee" shall mean the Executive Development Committee of the Board of Directors, or such other Committee as may be designated by the Board of Directors to administer the Plan.

     C. "Company" shall mean Salient 3 Communications, Inc., a Delaware corporation.

     D. "Fair Market Value" shall mean the 4:00 p.m. Eastern Time "Close" price for Class A Common Stock of the Company published in the Wall Street Journal on the last day such price is published prior to the date a request to purchase Stock is made in accordance with the Plan.

     E. "Participant" shall mean any director of the Company or any full-time active employee of the Company or of a Subsidiary.

     F. "Plan" shall mean this Direct Stock Purchase Plan for Employees of Salient 3 Communications, Inc. and its Subsidiaries, as amended or supplemented from time to time.

     G. "Stock" shall mean the Class B Common Stock of the Company or, in the event that the outstanding shares of Class B Common Stock are hereafter changed into or exchanged for shares of a different stock or other securities of the Company or some other corporation, such other stock or securities.

     H. "Subsidiary" shall mean any corporation of which 100% of the outstanding voting securities are owned, directly or indirectly, by the Company.



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III. PARTICIPATION

        Any director or full-time active employee of the Company or its Subsidiaries may participate in the Plan. Participation in the Plan is entirely voluntary on the part of the employee.

IV. STOCK SUBJECT TO THE PLAN

     A. Subject to adjustment pursuant to the provisions of Section IV.B., the number of shares of Stock which may be issued and sold hereunder shall not exceed 300,000.

     B. In the event that the outstanding shares of Class B Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, stock dividend or otherwise, the aggregate number and kind of shares available for purchase under the Plan shall be adjusted appropriately.

     C. Upon the dissolution or liquidation of the Company or upon reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the assets of the Company, or of the Subsidiaries, taken as a whole, to another corporation or entity, the Plan shall terminate with respect to unissued shares of Stock reserved or allocated for issuance under the Plan.

     D. The manner and application of an, adjustment made pursuant to this
Section IV. shall be determined by the Board of Directors. Any such adjustment shall provide for elimination of fractional share interests.

V. PARTICIPATION LIMITATION

        The maximum number of shares of Stock which any Participant may purchase in any one calendar year under the Plan shall be 2,500 shares. The Board of Directors may in its sole and absolute discretion waive the foregoing limitation on a case-by-case basis.

VI. PURCHASE PRICE PER SHARE

        The price per share of Stock shall be the Fair Market Value thereof, determined in accordance with Section II.D. of the Plan.


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VII. PARTICIPANTS' RIGHTS AS SHAREHOLDERS

        A Participant will be or will be deemed to be a holder of shares of Stock upon the Company's receipt of a fully completed Purchase Form accompanied by payment in full for such shares.

VIII. PROCEDURE FOR PURCHASING STOCK

     A. Subject to the limitations set forth in Section V. hereof, a Participant may purchase Stock under this Plan at any time and from time to time during the calendar year.

     B. A Participant desiring to purchase shares of Stock under the Plan must submit to the Secretary of the Company or such other individual as may be designated by the Committee a completed Purchase Form, together with a check payable to the order of the Company in the amount of the Purchase Price of the Stock to be purchased.

     C. Upon receipt from a Participant of a duly completed Purchase Form and a check payable to the order of the Company, the Secretary of the Company shall issue to the Participant, from authorized but unissued shares or from shares held in treasury, as many whole shares of Stock of the Company as may be purchased with the funds provided by the Participant at the applicable Fair Market Value. The Secretary shall promptly return to a Participant any funds paid by the Participant and not applied to said purchase.

IX. STOCK CERTIFICATES

        The Company shall issue certificates representing shares of Stock acquired under the Plan from time to time subject to applicable law and such regulations and procedures as the Committee may adopt. Such certificates may bear such restrictive legends as the Committee may deem appropriate in order to reflect any restrictions on transfer, disposition or other rights with respect to such shares.

X. ADMINISTRATION

     A. The Plan shall be administered by the Committee, which shall have the full power, subject to, and within the limits of the Plan, to:

        1. Adopt, interpret, and approve all rules for the administration of the Plan; and

        2. Exercise all powers and perform such acts in connection with the Plan as are deemed necessary or appropriate to promote the best interests of the Company.

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     B. A majority of the members of the Committee shall constitute a quorum. The Committee may take action by vote of a majority present at a meeting at which a quorum is present or by a written instrument executed by all of the members of the Committee.

     C. The Company shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other terms of employment, and such other pertinent facts as the Committee may require.

     D. The Committee may authorize one or more of its members to execute and deliver documents on behalf of the Committee.

     E. All actions taken, and all determinations made, by the Committee in good faith under the Plan shall be final and binding upon all Participants.

     F. Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by first class mail, to the principal office of the Company, directed to the attention of the Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, on the date received by the Company.

XI. MISCELLANEOUS PROVISIONS

     A. Nothing in this Plan shall be construed as giving an employee any right to remain in the employ of the Company or any Subsidiary.

     B. No right or interest of any Participant in the Plan shall be assigned or transferred by the Participant.

     C. As the Plan context may require, the singular may be read as the plural and the plural as the singular.

     D. The captions to the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     E. Any notice or filing required or permitted to be given to a Participant of the Plan shall be sufficient if in writing and sent through the U.S. Postal Service, registered mail, return receipt requested, postage prepaid, to the Participant or his legal representatives at his last known mailing address.


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XII. AMENDMENT AND TERMINATION

     A. The Board of Directors may at any time terminate, and may at any time and from time to time and in any respect amend or modify the Plan; provided, however, that no such action of the Board may materially and adversely affect any purchase of Stock theretofore made without the consent of the Participant.

     B. Written notice of any amendment or modification of the Plan shall be given to each Participant.


XIII. EFFECTIVE DATE OF THE PLAN

        The Plan shall be effective commencing January 1, 1991.



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